GENERAL RELEASE, WAIVER AND COVENANT NOT TO SUE

This GENERAL RELEASE, WAIVER AND COVENANT NOT TO SUE (“Agreement”), is made and entered into this February 1, 2022 (“Execution Date”) by Scott D. Beamer, hereinafter referred to as “you,” and CMC Materials, Inc. hereinafter referred to as “CMC”, on behalf of themselves, their heirs, successors and assigns, pursuant to that certain letter of understanding entered into as of December 6, 2021 (“LOU”).

WHEREAS, your employment with CMC is terminated on February 1, 2022 (“Termination Date”);

WHEREAS, you agree that you are entering into this Agreement voluntarily and have been advised to consult, and have consulted, an attorney prior to signing it;

WHEREAS, you agree that the cash and other consideration provided pursuant to this Agreement is adequate consideration for the mutual terms, covenants and conditions of it, therefore, the parties do hereby agree as follows:

1.    Purpose of Agreement. The parties have entered into this Agreement to release and to effect a full and final settlement of any and all claims you may have against CMC, including the officers, directors, employees and benefit plans of CMC (collectively “CMC”). This settlement includes all claims against CMC based upon any cause of action you now have or may have in the future arising from any facts or circumstances existing on or prior to the effective date of this Agreement, including but not limited to claims for personal injury, emotional distress, costs and/or attorney’s fees.

2.    Denial of Liability. This Agreement is not to be construed as an admission of liability on the part of any party hereto or to any other party. The parties expressly deny liability for any claims asserted or which could have been asserted against them, and enter into this Agreement for the sole purpose of avoiding litigation with respect to any disputed claims which are or could be asserted.

3.    Consideration. Upon the Execution of this Agreement and after the expiration of the seven (7) day revocation period referenced below, CMC will (or already has), and consistent with the LOU:

(a)    Pay to you, the sum of four-hundred-thirty-two-thousand-six-hundred United States dollars (US$432,600) the total sum of which, less appropriate taxes and deductions, to be paid to you in twelve equal installments beginning on February 15, 2022 and ending January 15, 2023. In the event of your death prior to all twelve (12) payments being made, CMC will make any and all remaining payments to your surviving spouse, or in the absence of a surviving spouse, to your estate;

(b)    Paid to you a Fiscal Year 2021 Short Term Incentive Program (“STIP”) payout of one-hundred-thirty- nine-thousand-three-hundred United States dollars (US$139,300), which was paid on December 10, 2021;

(d)    Paid and employed you from November 15, 2021 (“Notice Date”) through the Termination Date, under your full salary and benefits (including, but not limited to, CMC’s 401(k) Plan and Supplemental Executive Retirement Plan (SERP), Health & Welfare Benefit Plan, Employee Stock Purchase Plan, and insurance programs) in effect as of the Notice Date;

(e)    Cause you to become entitled, as of the Termination Date, for the FY2020-FY2022 Performance Share Unit (PSU) Award granted in December 2020, as per the terms of the Award Agreement for such
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PSU Award (“FY2020 PSU Award Agreement”) and the CMC Materials, Inc. 2012 Omnibus Incentive Plan, as amended (“OIP”), and pursuant to Section 2(d) of the FY2020 PSU Award Agreement, one- hundred (100) percent (not pro-rated) of the PSU Award, and you shall be entitled to receive, settled at the same time as the PSU Awards held by other participants in the FY2020-FY2022 PSU Award granted in December 2020 are settled, the corresponding number of shares of Stock underlying the Final Earned PSUs based on actual performance results applicable to other participants through the end of the FY2020 PSU Award Performance Period (as such capitalized as so defined in the FY2020 PSU Award Agreement);

(f)    Cause you to become entitled, as of the Termination Date, to a pro-rata portion of the FY2021- FY2023 Performance Share Unit (PSU) Award granted in December 2021, as per the terms of the Award Agreement for such PSU Award (“FY2021 PSU Award Agreement”) and the OIP, and pursuant to Section 2(d) of the FY2021 PSU Award Agreement, based on the actual performance results applicable to other participants and the number of days that you were employed during the FY2021 PSU Award Performance Period through the Separation Date, and you shall be entitled to receive, settled at the same time as the PSU awards for the same Performance Period held by other participants in the FY2020-FY2022 PSU Award granted in December 2020, are settled, the corresponding number of shares of Stock underlying the Final Earned PSUs based on actual performance through the end of the Performance Period, such pro-rata portion based on the number of days that you were employed during the FY2021 PSU Award Performance Period (all defined terms as so defined in the FY2021 PSU Award Agreement);

(f)    Provided that you formally initiate services no later than three (3) months from the Termination Date, outplacement services up to a total aggregate sum of $15,000 to be provided by CMC’s outplacement firm, or one of your choosing, which will bill CMC directly for such services;

(g)    Your Amended and Restated Change in Control Severance Protection Agreement dated January 15, 2018 (“CICSPA”) is hereby terminated as per the terms of the CICSPA, but solely for the purposes of this Agreement, and not to imply that any circumstances exist or are planned that would, or in fact do or are expected to, constitute an “Anticipatory Termination” as such term is defined under the CICSPA, your termination will be deemed to be an Anticipatory Termination under the CICSPA, and if a Change in Control (as defined in the CICSPA) occurs prior to November 15, 2022, you will be entitled to receive a lump sum payment (less applicable taxes and subject to Article VI of the CICSPA) equal to the difference between the amount of severance determined under Section 4.2(c) of the CICSPA minus the amount of severance provided in Section 3.a. hereunder, and this will be your sole entitlement under the CICSPA;

(h)    CMC will pay your reasonable attorneys’ fees incurred to negotiate and prepare this Agreement and related materials, in an amount not to exceed $10,000; and,

(i)    CMC will utilize the terms of reference set forth in Exhibit B of the LOU.

Such consideration under this Agreement shall constitute full and final settlement and satisfaction of any and all claims, demands, or causes of action, whether known or unknown, whether for damages or otherwise. No other consideration shall be provided to you for any reason and you agree you will not receive or be eligible for any other consideration in any form. To the extent it is determined that federal or state taxes are due on

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any part of these proceeds, such taxes and any related penalty or interest charges shall be solely your responsibility.

Any and all non-qualified stock options (“NQSO’s”) and/or restricted stock or restricted stock units granted to you pursuant to the OIP, and relevant Grant and Award Agreements for such NQSO’s and restricted stock and restricted stock units previously vested are exercisable only pursuant to the respective Grant and Award Agreements and OIP. Other than as may be specifically set forth in this Agreement, participation in, and/or eligibility for, all other CMC benefits, stock option or restricted stock or restricted stock unit or performance share unit or other equity awards, and/or deferred compensation plans, including but not limited to the STIP, are terminated as of your Termination Date. You are not eligible for the Fiscal Year 2022 (or any other) STIP.

As of the Termination Date, pursuant to COBRA, CMC will offer you the right to continue coverage under the Health and Welfare Benefit Plan in the same manner as your participation as of the Separation Date for a period of up to 36 months;

Your rights under your indemnification agreement with CMC, including your rights to indemnification and advancement of expenses under CMC’s Amended and Restated Bylaws and to coverage under any director’s and officer’s liability insurance carried by CMC will continue from and after the Termination Date in a manner similar to that applicable to other former officers of CMC.

4.    Release by You. In consideration of this Agreement and the consideration provided hereunder, you, for yourself and on behalf of your heirs, executor, administrator, successors and assigns, (hereinafter in this paragraph referred to as the “Releasors”), hereby release, acquit, and forever discharge CMC and its respective officers, employees, directors and benefits plans (hereafter in this Agreement collectively referred to as the “Releasees”), of and from any and all actions, causes of action, claims, demands, rights, damages, costs, expenses, and liabilities of any nature whatsoever (including indemnity), whether now or heretofore known or unknown, accrued or unaccrued, or alleged or not alleged as of the Execution Date, including but not limited to those which are based upon, exist on account of, or in any way arise out of:

(a)    Any and all acts, omissions or activities of the above-named Releasees occurring on or prior to the Execution Date, or subsequent to the Execution Date with respect to the consideration described in Section 3 above, including those in any way connected, directly or indirectly, with your employment, and the claims defined in subparagraph (b), below;

(b)    Any and all claims alleged or to be alleged, including but not limited to claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C.§ 2000e, et seq., the Illinois Human Rights Act, 735 ILCS 5/1-101, et seq., and any other claims arising under laws pertaining to breach of contract, wrongful discharge or any other federal, state or local laws relating in any way to employment, and claims of any of the parties against any Releasees based upon any cause of action they now have or may have in the future arising from any facts or circumstances existing on or prior to the Execution Date, including but not limited to all claims for costs or attorney’s fees.

This Release shall not apply to claims, demands, actions or causes of action arising out of the performance or non-performance by any person of any term, covenant or condition of this Agreement.
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You affirm and acknowledge that: 1) you have been advised by CMC to consult with, and have in fact consulted, an attorney about the terms of this Agreement before signing it; 2) you have been given a reasonable period of time to consider this Agreement and to decide whether to sign it; 3) you have read and understand this Agreement; and, 4) you voluntarily enter into and execute it of your own free will with full knowledge of its terms and conditions.

5.    Enforcement of Settlement Agreement. In any action brought to enforce or rescind this Agreement, the District Court for the Northern District of Illinois, Eastern Division, shall have jurisdiction and venue with respect to each party hereto. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non-judicial proceeding instituted, prosecuted, maintained or continued in breach hereof. You agree and affirm that you have not and will never institute, maintain or participate in, or in any way aid in the institution or prosecution of, any claim, action or proceeding of any kind against CMC or the other Releasees, including but not limited to, claims related to your employment with CMC or the termination of that employment. Notwithstanding anything in this Agreement, nothing herein shall be construed to prohibit you from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state governmental agency or self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state laws or regulations.

6.    Right to Revoke. You have at least twenty-one (21) calendar days measured from the day this Agreement is presented to you. You acknowledge and agree that this Agreement was first presented to you for consideration on December 1, 2021. You may execute this Agreement on, but not before, the Termination Date. If you do not execute this Agreement and return it to CMC by February 1, 2022, you will not be eligible for the consideration specified in Section 3 of this Agreement. You certify, by such execution, that you have had at least the full 21 days to consider this Agreement. Also, you may revoke this Agreement within seven (7) days of its Execution Date, by sending written notice to H. Carol Bernstein, Vice President, Secretary and General Counsel at CMC. If you revoke this Agreement, you will not receive the cash payment or other consideration specified herein. Your termination of employment as of the Termination Date is and will be unaffected by any revocation of, or failure to execute, this Agreement by you.

7.    Attorneys’ Fees. In any action brought to enforce or rescind this Agreement or any document required hereby, the prevailing party shall be entitled to the recovery of a reasonable attorneys’ fee and reasonably incurred costs of litigation; otherwise, if you violate this Agreement by suing CMC or the other Releasees, you agree that you will pay all costs and expenses of defending against the suit incurred by CMC or the other Releasees, including reasonable attorneys’ fees, and all further costs and fees, including attorneys’ fees, incurred in connection with collection.

8.    Construction of Agreement and Related Documents. This Agreement and the documents required hereby shall be construed in accordance with the laws of the State of Illinois.

9.    Integration. This Agreement signed by the parties hereto, constitutes the final written expression of the parties and is a complete and exclusive statement of those terms and conditions. Each of the parties acknowledges that no representations or promises not expressly contained in this Agreement and the documents required hereby have been made by any party or by the agents or representatives of any party.

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10.    No Disparagement. You agree not to make disparaging, malicious, or otherwise negative comments about CMC and/or its personnel, officers, directors, products, services, vendors and vendor personnel, customers and customer personnel, other related third parties, practices or policies. CMC agrees not to make disparaging, malicious or otherwise negative comments about you to any third party.

11.    Confidential/Proprietary Information. You agree to return to CMC all proprietary/confidential information and personal and intellectual property of CMC and to not disclose to any third party or use CMC’s proprietary/confidential information. You affirm and agree that your obligations pursuant to the Cabot Microelectronics Corporation Employee Confidentiality, Intellectual Property and Non-Competition Agreement for Employees in Arizona, Colorado, Illinois, Massachusetts, or Texas you signed on January 19, 2018 (“Confidentiality Agreement”), including but not limited to those to protect all CMC proprietary/confidential information from disclosure and use, and the Confidentiality Agreement itself remain in full force and effect independent from your obligations under this Agreement.

12.    Non Competition/Non Solicitation. You specifically agree that you will continue to abide by the terms of the Confidentiality Agreement, including but not limited to Paragraph 5, as per the terms of the Confidentiality Agreement.

13.    Confidentiality. You agree that, except for disclosures consistent with those already or subsequently made by CMC, or as required by law or specifically required to enforce any of the terms of this Agreement or the documents required thereby, the terms and conditions of this Agreement shall not be discussed in any manner, including oral, written, electronic, digital or otherwise, with any person not a party to this Agreement other than your spouse or your attorneys or tax return preparers, each of whom must themselves respect the confidentiality hereof. In addition, neither you nor your spouse, or any other party within your reasonable control shall make any statement of any kind, i.e., oral, written, electronic, digital or otherwise, to any third party, the public or news media with respect to the substance or conclusion of your employment with CMC, this Agreement, and any matters related to the substance of your work for CMC, including anything related to the services provided by, employees of CMC or vendors of CMC and their personnel.

14.    Resignation as Officer. You agree that you resigned your position as the Vice President, Chief Financial Officer and Assistant Treasurer, of CMC effective as of November 15, 2021, by written notice to CMC.

15.    Right of Recovery. You agree that CMC may recover any of the consideration specified in Section 3 above that already may have been provided or is owed to you if you are found to have intentionally violated CMC’s Code of Business Conduct, including those provisions related to financial reporting.

16.    Section 409A. This Agreement is intended to comply with Internal Revenue Code Section 409A and the interpretive guidance thereunder, including the exceptions for separation pay arrangements, short-term deferrals, reimbursements, and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted in accordance with such intent. For purposes of clarity, the consideration provided under Section 3 of this Agreement are intended to satisfy the separation pay arrangement exception under Code Section 409A and, to the extent such exception is satisfied, no six-month delay (as set forth below) shall be required. However, notwithstanding any provision herein to the contrary, if you would be entitled to a payment that is not excluded from Internal Revenue Code Section 409A under the exceptions for separation pay arrangements, short-term deferrals, reimbursements, in-kind distributions, or an otherwise applicable

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exemption, the payment(s) will be accumulated and paid to you on the first day of the seventh month following you termination or, if earlier, on your death to your estate. The right to the series of installment payments hereunder is to be treated as a right to a series of separate payments in accordance with Treas. Reg. §1.409A-2(b)(2)(iii)

17.    Counterpart Originals. This Agreement may be executed in multiple counterpart originals and shall have the same force and effect as if all signatures appeared on the same original.

18.    Further Documentation. To the extent applicable, the parties shall execute such other and further documents as may be reasonably necessary to carry out the terms and conditions of this Agreement.

19.    Severability. It is the intent of the parties that each and every provision in this Agreement be enforced. To the extent any provision is held unenforceable, such unenforceability shall not render the remaining terms hereof unenforceable.

20.    Participation in Federal or State Government, or Self-Regulatory Organization Actions, Proceedings or Investigations. Nothing in this Agreement shall be construed to prohibit you from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state laws or regulations, and this provision supersedes any other provision of this Agreement that may be interpreted to the contrary.

IN WITNESS WHEREOF, the parties hereto have executed counterpart originals of this Agreement as of the date entered above.

CMC MATERIALS, INC.

By:	/s/ SCOTT D. BEAMER	By:	/s/ H. CAROL BERNSTEIN

Scott D. Beamer		H. Carol Bernstein
Vice President, Secretary and General Counsel

THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU ACKNOWLEDGE THAT YOU CONSULTED AN ATTORNEY PRIOR TO SIGNING IT.
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